EXHIBIT 5.1

May 6, 2020
LendingClub Corporation
595 Market St., Suite 200
San Francisco, CA 94105

Ladies and Gentlemen:
We have acted as counsel to LendingClub Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale on behalf of that certain selling stockholder named therein of up to 19,562,800 shares of the Company’s common stock, $0.01 par value (the “Common Shares”), issuable upon the conversion of an aggregate of 195,628 shares of LendingClub Mandatorily Convertible Non-Voting Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”) held by such selling stockholder. The Series A Preferred Stock was issued by the Company pursuant to that certain Share Exchange Agreement, dated as of February 18, 2020, as amended, by and between the Company and the stockholder of the Company named therein.
As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance by the Company and resale by the selling stockholder of the Common Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. With respect to certain factual matters, we have relied upon certificates of officers of the Company.
We are of the opinion that the Common Shares, when issued upon conversion in accordance with the terms of the Certificate of Designations of the Series A Preferred Stock, will be duly authorized, legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference therein to us under the caption “Legal Matters” in the Prospectus which form parts of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,
/s/ Morrison & Foerster LLP